Exhibit 99.1

Principia Biopharma Reports First Quarter 2020 Financial Results

SOUTH SAN FRANCISCO, Calif., May 6, 2020 – Principia Biopharma Inc. (Nasdaq: PRNB), a late-stage biopharmaceutical company focused on developing treatments for immune-mediated diseases, today announced financial results for the first quarter ended March 31, 2020.

“Despite these challenging times of a COVID-19 pandemic, our focus remains on our commitment to delivering for patients with immune-mediated diseases through continued enrollment in our clinical trials and broadening our BTK footprint. We are also excited about the positive Phase 2 data in multiple sclerosis that Sanofi presented studying our partnered investigational brain penetrant BTK inhibitor, PRN2246/SAR442168, which is further validation of our drug discovery platform,” said Martin Babler, president and chief executive officer of Principia.

Principia remains focused on executing its business plan in the midst of this global pandemic, including advancing its ongoing clinical trials. In considering the current impacts of the COVID-19 pandemic, Principia is not changing previously communicated guidance except in the case of its Phase 2 trial of rilzabrutinib in patients with IgG4-RD, which now will begin in the second half of 2020 rather than the first half as originally planned.

First Quarter 2020 Financial Results

Cash Position: Cash, cash equivalents, and marketable securities were $341.1 million as of March 31, 2020, compared to $367.8 million as of December 31, 2019.

Revenues: We did not recognize any collaboration revenue for the three months ended March 31, 2020, compared to $5.2 million for the same period in 2019. Revenue in the first quarter of 2019 was related to the recognition of a portion of an upfront payment received in 2017 from AbbVie Biotechnology Limited.

R&D Expenses: Total research and development expenses were $26.7 million for the three months ended March 31, 2020, including stock-based compensation expense of $2.3 million, compared to $15.5 million for the same period in 2019, including stock-based compensation expense of $1.2 million. The increase in total research and development expenses was mainly driven by an increase in rilzabrutinib program costs, due to the progression of our global Phase 3 trial in pemphigus, ongoing Phase 2 trial in ITP and certain manufacturing campaigns to supply drug products for our rilzabrutinib clinical trials, the initiation of our Phase 1 trial for PRN473 Topical and an increase in employee-related expenses.

G&A Expenses: General and administrative expenses were $7.4 million for the three months ended March 31, 2020, including stock-based compensation expense of $2.0 million, compared to $4.5 million for the same period in 2019, including stock-based compensation expense of $1.1 million.  The increase in total general and administrative expenses was primarily driven by increased employee-related expenses.

Net Income (Loss): For the three months ended March 31, 2020, net loss was $32.5 million compared to a net loss of $13.7 million for the same period in 2019.

About Principia Biopharma

Principia is a late-stage biopharmaceutical company dedicated to bringing transformative therapies to patients with significant unmet medical needs in immune-mediated diseases. Through Principia’s proprietary Tailored Covalency® platform, our strategy is to build and advance a pipeline of best-in-class drug candidates with significant therapeutic benefits, limit unintended side effects, improve quality of life and over time modify the course of disease. This highly reproducible approach enables the company to pursue multiple programs efficiently, having discovered three drug candidates. Rilzabrutinib, a reversible covalent BTK inhibitor, is being evaluated in a global Phase 3 clinical trial in patients with pemphigus, a Phase 1/2 clinical trial in patients with immune thrombocytopenia (ITP), and the company plans to initiate a Phase 2 clinical trial in patients with IgG4-Related Diseases. PRN2246/SAR442168 is a covalent BTK inhibitor which crosses the blood-brain barrier and is partnered with Sanofi.  Sanofi has announced that PRN2246/SAR442168 will be evaluated in four Phase 3 clinical trials in patients with relapsing and progressive forms of multiple sclerosis. PRN473 Topical, a topical reversible covalent BTK inhibitor designed for immune mediated diseases that could benefit from localized application to the skin, is being evaluated in a Phase 1 trial. For more information, please visit www.principiabio.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, Principia’s expectations regarding the Principia pipeline of product candidates, and the initiation, timing, scope and success of additional clinical trials and results. Such forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause Principia’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. For a description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Principia’s business in general, see the risk factors set forth in Principia’s reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Principia specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact
Christopher Chai, CFO
ir@principiabio.com

Media Contact
Paul Laland
415.519.6610
media@principiabio.com

Principia Biopharma Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2020	2019
Revenue	$—	$5,160
Operating expenses:
Research and development	26,742	15,523
General and administrative	7,369	4,508
Total operating expenses	34,111	20,031
Loss from operations	(34,111)	(14,871)
Other income, net	—	1
Interest income	1,612	1,183
Net loss	$(32,499)	$(13,687)
Net loss per share, basic and diluted	$(0.99)	$(0.57)
Weighted-average shares used to calculate net loss per share, basic and diluted	32,993,753	23,866,066

Principia Biopharma Inc.

Summary Consolidated Balance Sheet Data

(Unaudited)

(In thousands)

	March 31, 2020	December 31, 2019
Cash, cash equivalents and marketable securities	$341,114	$367,837
Total assets	362,775	382,736
Stockholders' equity	331,448	358,978